Exhibit 23.2

Consent of PricewaterhouseCoopers LLP

We hereby consent to the use in this Registration Statement on Form S-4 of CMGI, Inc. of our report dated June 4, 2004 relating to the consolidated financial statements of Modus Media, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Boston, Massachusetts

June 10, 2004